                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

                           Filed by the Registrant /X/
                 Filed by a Party other than the Registrant / /
                           Check the appropriate box:
                         / / Preliminary Proxy Statement
                / / Confidential, for Use of the Commission Only
                       (as permitted by Rule 14a-6(e)(2))
                         /X/ Definitive Proxy Statement
                       / / Definitive Additional Materials
            / / Soliciting Material Pursuant to Section 240.14a-11(c)
                              or Section 240.14a-12

                       AMERICAN HOME PRODUCTS CORPORATION
 ------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
and 0-11.
(1) Title of each class of securities to which transaction applies:
-----------------------------------------------------------------------
(2) Aggregate number of securities to which transaction applies:
-----------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
-----------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:
-----------------------------------------------------------------------
(5) Total fee paid:
-----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:
----------------------------------------------------------------------
(2) Form, Schedule or Registration Statement No.:
-----------------------------------------------------------------------
(3) Filing Party:
-----------------------------------------------------------------------
(4) Date Filed:
-----------------------------------------------------------------------

                        [AMERICAN HOME PRODUCTS LOGO]

                 FIVE GIRALDA FARMS, MADISON, NEW JERSEY 07940

                                           March 19, 2001

Dear Fellow Stockholder:

    It is my pleasure to invite you to attend the American Home Products Corporation 2001 Annual Meeting of Stockholders. The meeting will be held on Thursday, April 26, 2001 at 9:30 a.m. local time at the Headquarters Plaza Hotel, Three Headquarters Plaza, Morristown, New Jersey.

    The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be dealt with at the meeting. At the conclusion of the formal part of the meeting, we will present a brief report on the Corporation's business and respond to your questions.

    Whether or not you plan to attend the meeting, your vote is very important. Please cast your vote regardless of the number of shares you hold. Many of you will have the option to cast your proxy vote by telephone or via the internet if your proxy card or voting instruction form includes instructions and a toll-free telephone number or internet website to do so. These are quick, cost effective and easy ways for you to submit your proxy. I urge you to take a moment to use the internet website, toll-free telephone number, or sign, date, and promptly return the enclosed proxy card or voting form in the postage-paid envelope provided, in order to be certain your shares are represented at the meeting.

    I look forward to seeing you on April 26th.

                                           Sincerely,

                                           /s/ JOHN R. STAFFORD

                                           JOHN R. STAFFORD
                                           Chairman and
                                           Chief Executive Officer

                       AMERICAN HOME PRODUCTS CORPORATION
                               FIVE GIRALDA FARMS
                           MADISON, NEW JERSEY 07940

                              -------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              -------------------

    The Annual Meeting of the Stockholders of AMERICAN HOME PRODUCTS CORPORATION will be held in the Plaza Ballroom of the Headquarters Plaza Hotel, Three Headquarters Plaza, Morristown, New Jersey, on Thursday, April 26, 2001 at
9:30 a.m., local time, for the following purposes:

    1. to elect a Board of eleven directors;

    2. to consider and act upon the ratification of the appointment of Arthur Andersen LLP as the Corporation's principal independent public accountants for 2001; and

    3. to act upon such other matters which may properly come before the meeting.

    Under the provisions of the By-laws, the Board of Directors has fixed the close of business on March 13, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors

                                          EILEEN M. LACH
                                          Secretary

March 19, 2001

                             YOUR VOTE IS IMPORTANT
   IF YOU ARE UNABLE TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY OR, IF YOUR PROXY CARD OR VOTING FORM
    INCLUDES INSTRUCTIONS TO DO SO, USE THE TOLL-FREE TELEPHONE NUMBER
        OR INTERNET WEBSITE NOTED ON THE CARD OR VOTING FORM TO
                               SUBMIT YOUR PROXY.

                               TABLE OF CONTENTS

PROXY STATEMENT.............................................    1

ELECTION OF DIRECTORS.......................................    2

    NOMINEES FOR ELECTION AS DIRECTORS......................    2

    COMMITTEES..............................................    4

    DIRECTORS' FEES; ATTENDANCE.............................    4

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....    5

SECURITIES OWNED BY MANAGEMENT AND CERTAIN BENEFICIAL
  OWNERS....................................................    6

SUMMARY COMPENSATION TABLE..................................    8

OPTION GRANTS TABLE.........................................    9

OPTION EXERCISE AND YEAR-END VALUE TABLE....................   10

LONG-TERM INCENTIVE PLAN AWARDS TABLE.......................   11

PENSION PLAN TABLE..........................................   11

PERFORMANCE GRAPH...........................................   13

CHANGE IN CONTROL SEVERANCE AGREEMENTS AND OTHER
  ARRANGEMENTS..............................................   14

CERTAIN LEGAL PROCEEDINGS...................................   15

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE...........   15

REPORT OF THE AUDIT COMMITTEE...............................   18

APPOINTMENT OF PRINCIPAL INDEPENDENT PUBLIC ACCOUNTANTS.....   19

STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING...........   19

OTHER MATTERS...............................................   19

                       AMERICAN HOME PRODUCTS CORPORATION
                               FIVE GIRALDA FARMS
                           MADISON, NEW JERSEY 07940
                              -------------------
                                PROXY STATEMENT

    Your proxy in the form enclosed is solicited by the Board of Directors and Management of American Home Products Corporation ("AHPC" or the "Corporation") to be used at the Annual Meeting of Stockholders to be held on April 26, 2001 and at any adjournment or adjournments thereof. Properly executed proxies received prior to the meeting or proxies properly submitted prior to the meeting by telephone or through use of the internet website (using a personal control number to identify each stockholder) will be voted at the meeting. Stockholders may have their votes kept secret until after the Annual Meeting by so indicating in the designated place on the proxy card or voting form or by following the instructions when submitting a proxy by telephone or through the internet website. If a stockholder specifies how the proxy is to be voted on any business to come before the meeting, it will be voted in accordance with such specifications. If no specification is made, it will be voted in accordance with the recommendations of the Board of Directors and Management which are FOR the election of the directors named in this Proxy Statement and FOR ratification of the appointment of Arthur Andersen LLP as the Corporation's principal independent public accountants for 2001. The proxy may be revoked by you at any time before it is voted at the meeting.

    Attendance at the meeting will be limited to stockholders of record on March 13, 2001 or their proxies, beneficial owners having evidence of ownership on that date and invited guests of the Corporation. No cameras or recording equipment will be permitted in the meeting room.

    This Proxy Statement and accompanying form of proxy are first being sent or given to stockholders on or about March 19, 2001.

    If a stockholder participates in the Corporation's Investor Services Program (formerly the Master Investment Plan), a proxy to vote shares registered in his or her own name will serve as instructions on how to vote shares held in custody for the stockholder pursuant to the Program. No further action from the stockholder is required to vote the shares in the Investor Services Program. Accordingly, as Transfer Agent for shares of the Corporation's Common Stock, par value $.33 1/3 per share (the "Common Stock"), Mellon Investor Services LLC will cause shares held in the name of its nominee for the account of stockholders participating in the Investor Services Program to be voted in the same way as such stockholders vote shares registered in their names. If the stockholder does not submit a proxy to vote the shares registered in his or her own name, the shares held for his or her account in the Investor Services Program will not be voted.

    Stockholders of record at the close of business on March 13, 2001 are entitled to notice of and to vote at the meeting. On March 2, 2001, there were outstanding and entitled to vote 1,313,617,039 shares of Common Stock (each of which is entitled to one vote) and 21,698 shares of $2 Convertible Preferred Stock (each of which is entitled to 36 votes). A plurality of the votes cast by the holders of Common Stock and $2 Convertible Preferred Stock, voting as a single class, is required for election of directors, a majority of the votes cast by the holders of Common Stock and Convertible Preferred Stock, voting as a single class, is required for the ratification of the appointment of the principal independent public accountants. The aggregate number of votes cast by all stockholders present in person or by proxy at the meeting will be used to determine whether a motion will carry. Thus, an abstention from voting on a matter by a stockholder present in person or by proxy at the meeting has no effect on the item on which the stockholder abstained from voting. In addition, although broker "non-votes" will be counted for purposes of obtaining a quorum, they will have no effect on the vote on matters at the Annual Meeting of Stockholders.

                                    ITEM 1.
                             ELECTION OF DIRECTORS

    Eleven directors are to be elected to hold office until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified. In accordance with the By-laws of the Corporation, the Board of Directors has increased the number of directors constituting the Board of Directors from nine to eleven following the election of Richard L. Carrion (August 2000) and Walter V. Shipley (October 2000) to the Board of Directors. If the proxy is executed or submitted by telephone or via the internet in such a manner as not to withhold authority for the election of any or all of the nominees for directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the following eleven nominees. If the proxy indicates that the stockholder wishes to withhold a vote from one or more nominees for directors, such instructions will be followed by the persons named in the proxy. All of the nominees now are members of the Board of Directors and all were elected by the stockholders at the last Annual Meeting other than Mr. Carrion and Mr. Shipley. Management has no reason to believe that any of the nominees will not serve if elected. In the event that any nominee should not be available, and if the Board has designated a substitute nominee, the persons named in the proxy will vote for the substitute nominee designated by the Board of Directors.


                       NOMINEES FOR ELECTION AS DIRECTORS
                            Director since 1993; age 67; President, Alexander & Associates, Inc.
                            (consulting firm specializing in Workforce Inclusiveness); Chairman,
                            Moody's Corporation; Director, Dreyfus General Family of Funds, Dreyfus
                            Third Century Fund, Dreyfus Premier Family of Funds, Worldcom, IMS Health
         [Photo]            Incorporated, and Mutual of America Life Insurance Company; Chairman of the
CLIFFORD L. ALEXANDER, JR.  Corporate Issues Committee and member of the Audit Committee

                            Director since 1988; age 68; President and Chief Executive Officer, The Hearst
                            Corporation (owns and operates communications media); Director, J.P. Morgan
                            Chase & Co., Hearst-Argyle Television, Inc. and Polo Ralph Lauren Corporation;
         [Photo]            Chairman of the Compensation and Benefits Committee and member of the Executive
  FRANK A. BENNACK, JR.     and Nominating and Governance Committees

                            Director since 2000; age 48; Chairman, President and Chief Executive Officer,
                            Popular, Inc. (bank holding company) and Chairman, President and Chief
                            Executive Officer, Banco Popular de Puerto Rico. Chairman, Board of Trustees,
                            Fundacion Banco Popular; Director, Verizon Communications, Inc. and
         [Photo]            Telecomunicaciones de Puerto Rico, Inc.; member of the Compensation and
    RICHARD L. CARRION      Benefits and Nominating and Governance Committees

                            Director since 1997; age 53; President and Chief Operating Officer since July
                            2000; elected Chief Executive Officer effective May 1, 2001; previously
                            Executive Vice President of the Corporation since September 1997; previously
                            President of Wyeth-Ayerst Global Pharmaceuticals from March 1997; President of
                            Wyeth-Ayerst Laboratories, 1993 to March 1997; member of the Executive
         [Photo]            Committee of the Board and member of the Finance, Operations and Retirement
      ROBERT ESSNER         Committees of the Corporation


                            Director since 1987; age 64; Dean, Fordham University School of Law since 1982;
                            Director, Sentinel Group Funds, Inc. and Sentinel Pennsylvania Tax Free Trust;
         [Photo]            Chairman of the Audit Committee and member of the Compensation and Benefits
     JOHN D. FEERICK        Committee

                            Director since 1995; age 61; President and Chief Executive Officer, Blue Cross
                            Blue Shield of Kansas City, Inc.; former Chairman, Johnson & Higgins of
                            Missouri, Inc.; former Chairman and Chief Executive Officer, The Continental
                            Corporation; Director, Blue Cross Blue Shield of Kansas City, Inc., Blue Cross
                            Blue Shield Association, Hallmark Cards, Inc., Crown Media Inc. and
         [Photo]            Businessmen's Assurance Company; Chairman of the Nominating and Governance
     JOHN P. MASCOTTE       Committee and member of the Compensation and Benefits and Audit Committees

                            Director since 1995; age 57; Chairman and Professor, Department of Obstetrics
         [Photo]            and Gynecology, Stanford University School of Medicine since 1990; Director,
  MARY LAKE POLAN, M.D.,    Quidel Corporation and ChromaVision, Inc.; member of the Corporate Issues and
          PH.D.             Audit Committees

                            Director since 1996; age 54; President and Co-Chief Executive Officer, Verizon
                            Communications, Inc. (telecommunications company); Director, Verizon
                            Communications, Inc., Honeywell International Inc., CVS Corporation, Boston
         [Photo]            Properties, Inc. and Viacom, Inc.; member of the Executive, Corporate Issues,
    IVAN G. SEIDENBERG      and Nominating and Governance Committees

                            Director since 2000; age 65; Retired Chairman of the Board, The Chase Manhattan
                            Corporation; Director, Exxon Mobil Corporation and Verizon Communications,
         [Photo]            Inc.; member of the Compensation and Benefits and Nominating and Governance
    WALTER V. SHIPLEY       Committees

                            Director since 1980; age 63; Chairman of the Board and Chief Executive Officer
                            of the Corporation since 1986 (and President from 1981 to 1990 and 1994 to
                            July 20, 2000); Chairman of the Board effective May 1, 2001; Director,
                            Honeywell International Inc., J.P. Morgan Chase & Co., Deere & Company and
                            Verizon Communications, Inc.; Chairman of the Executive Committee of the Board
         [Photo]            and Chairman of the Finance, Operations and Retirement Committees of the
     JOHN R. STAFFORD       Corporation

                            Director since 1982; age 61; Senior Managing Partner, Conifer Capital Group
                            (merchant banking) and Chairman, Torell Management Inc. (financial management);
                            former Chairman and CEO, Fortune Bancorp; former Chairman of the Board,
                            President and Chief Executive Officer, CalFed Inc.; former President,
                            Manufacturers Hanover Corporation and Manufacturers Hanover Trust Company;
         [Photo]            Director, Heartland Technology, Inc.; member of the Corporate Issues and Audit
    JOHN R. TORELL III      Committees

COMMITTEES

    The Board of Directors has, as standing committees, an Audit Committee, a Compensation and Benefits Committee, a Nominating and Governance Committee and a Corporate Issues Committee. Each such committee consists solely of non-employee members of the Board.

    The Audit Committee, whose current members are Dean Feerick, Chairman, and Messrs. Alexander, Mascotte and Torell, and Dr. Polan, held two meetings in 2000. This Committee recommends the firm of independent public accountants engaged each year as the Corporation's principal independent public accountants, subject to the approval of the Board of Directors and ratification by the stockholders, and undertakes such reviews of the Corporation's financial affairs as the Committee deems appropriate as more fully described below under the caption "REPORT OF THE AUDIT COMMITTEE" and in Appendix A attached hereto.

    The Compensation and Benefits Committee, whose current members are Mr. Bennack, Chairman, Dean Feerick and Messrs. Carrion, Mascotte and Shipley held five meetings in 2000. This Committee recommends to the Board the salaries of the officers of the Corporation and administers the Corporation's Management Incentive Plan, Stock Incentive and Stock Option Plans and Performance Incentive Awards and oversees other benefit plans.

    The Nominating and Governance Committee, whose current members are Mr. Mascotte, Chairman, and Messrs. Bennack, Carrion, Seidenberg and Shipley, held three meetings in 2000. This Committee recommends the director-nominees contained in the Proxy Statement, considers candidates for director vacancies and such other management matters as may be presented to it by the Chairman. Stockholders may submit names of qualified candidates along with detailed information on their backgrounds to the Corporate Secretary in accordance with the Corporation's By-laws for referral to the Committee.

    The Corporate Issues Committee, whose current members are Mr. Alexander, Chairman, Messrs. Seidenberg and Torell and Dr. Polan, reviews the policies and programs of the Corporation and makes recommendations to the Board as appropriate on public issues that affect the Corporation. It held two meetings in 2000.

    The Board also has an Executive Committee which is authorized, during the intervals between Board meetings, to perform all duties and exercise all powers of the Board except those that are required by law or the Corporation's Restated Certificate of Incorporation or By-laws to be performed or exercised by the Board acting as a whole. Its current members are Mr. Stafford, Chairman, and Messrs. Bennack, Essner and Seidenberg. It held no meetings in 2000.

DIRECTORS' FEES; ATTENDANCE

    Messrs. Stafford and Essner were employees of the Corporation for all of 2000 and therefore received no remuneration for serving on the Board of Directors. The other directors were entitled to receive an annual retainer of $45,500, a fee of $9,000 for Committee service and a meeting fee of $1,050 for each Board or Committee meeting attended in 2000. In 2000, each Committee Chairman received an additional fee of $5,000. There were 14 Board meetings in 2000. The total fees paid in 2000 (including amounts deferred) to the nine (including Messrs. Carrion and Shipley who served for the part of 2000 following their respective elections) non-employee directors was $598,960.

    In addition, each director who is not an employee or former employee of the Corporation is entitled to receive an initial grant of 800 shares of restricted stock and subsequent grants of 800 shares of restricted stock up to a total of 4,000 shares of restricted stock over a period of five years, subject to the terms and conditions of the 1994 Restricted Stock Plan for Non-Employee Directors. Under the Corporation's Stock Option Plan for Non-Employee Directors, directors who are not current or former employees of the Corporation or any of its subsidiaries or affiliates will receive an annual grant of stock options on the date of the Corporation's Annual Meeting. The price of the option is the fair market value on the date the option is granted. The options become exercisable at the date of the next Annual Meeting or earlier in the event of the termination of the optionee's service as a director due to death, disability or retirement, provided in each case that the optionee has completed at least two years of service as a director at the time of exercise or termination as the case may be. The number of shares of the Corporation's Common Stock that may be purchased under each such option, which was 3,000 shares for 1999 and 2000, has been raised to 4,000 shares per year beginning in 2001 and is subject to adjustment for each subsequent grant.

    Pursuant to the Directors' Deferral Plan, directors' fees may be deferred in amounts specified by each non-employee director. The deferred amounts accrue interest at a deemed rate or may be allocated to phantom stock units under the Plan. In addition, under this Plan, each non-employee director serving on the board as of May 1, 1997 was credited with phantom stock units in an amount equal to the actuarial equivalent of the amount that, under the former retirement plan (which was terminated as of such date), would have been due to such director at his or her earliest retirement date, assuming the director had completed the vesting requirements under the former plan. Directors with 10 years of Board service upon the later of retirement or age 65 will be entitled to receive in cash (in a lump sum or annual installments) an amount equal to the then current value of such units. Phantom Stock units for both the retirement and deferred accounts accrue deemed dividends which are computed quarterly and credited in additional units to each director's account under the Plan.

    During 2000, each member of the Corporation's Board of Directors attended at least 75% of the total meetings of the Board and the Committees of which such director was a member.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires AHPC's officers and directors, and persons who own more than 10 percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10 percent beneficial owners are required by applicable regulations to furnish the Corporation with copies of all Section 16(a) forms they file. (The Corporation is not aware of any beneficial owner of more than 10 percent of its Common Stock.)

    Based solely upon a review of the copies of the forms furnished to AHPC, or written representations from certain reporting persons that no Forms 5 were required, the Corporation believes that all filing requirements applicable to its officers and directors were complied with during the 2000 fiscal year.

          SECURITIES OWNED BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The table below reflects the numbers of shares of AHPC Common Stock beneficially owned as of February 1, 2001 by each director of the Corporation and each named executive listed in the Summary Compensation Table and the number of shares beneficially owned by all directors and executive officers of the Corporation as a group (with options exercisable within 60 days listed separately). The table also sets forth information concerning phantom stock units and contingent stock awards credited to the accounts of each director and executive officer under various compensation and benefit plans of the Corporation. There are currently no known beneficial owners of 5% or more of the Corporation's Common Stock.

    All directors and named executives disclaim beneficial ownership of shares owned solely by their spouses. No director or officer owns shares of AHPC's Preferred Stock.

                                                                                  PHANTOM/
                                                                                 CONTINGENT
                                             COMMON            EXERCISABLE         STOCK          PERCENT
NAME OF BENEFICIAL OWNER                      STOCK              OPTIONS          UNITS(1)        OF CLASS
------------------------                    ---------          -----------       ----------       --------
    DIRECTORS
Clifford L. Alexander, Jr.................      5,127(2)            3,000          16,046(10)        *
Frank A. Bennack, Jr......................     16,527(2)            3,000          17,073            *
Richard L. Carrion........................        806(3)               --             496(11)        *
Robert Essner.............................     87,630(4)          525,798           5,776(12)        *
John D. Feerick...........................      4,927(2)            3,000          18,900(13)        *
John P. Mascotte..........................      8,127(2)            3,000          15,074            *
Mary Lake Polan, M.D., Ph.D...............      5,008(2)(9)         3,000          14,063            *
Ivan G. Seidenberg........................      5,097(2)            3,000          20,492(14)        *
Walter V. Shipley.........................      2,803(3)               --             611(15)        *
John R. Stafford..........................    637,396(5)        1,850,105         141,259(16)        *
John R. Torell III........................     11,734(2)            3,000          15,273            *

    NAMED EXECUTIVES
Louis L. Hoynes, Jr.......................     77,734(6)          269,398          19,445(17)        *
David M. Olivier..........................    116,473(7)          165,331           4,414(18)        *
Kenneth J. Martin.........................     28,666(8)           77,998           2,274(19)        *
Robert I. Levy............................     61,684             716,800              --            *
All executive officers and directors as a
  group (20 persons)......................  1,221,291           4,444,689         314,745(20)        *

------------

  * Less than one percent (1%); including exercisable options.

 (1) Represents, in the case of the non-employee directors, phantom stock units credited as of May 1, 1997 under the AHPC Directors' Deferral Plan in an amount determined to be the actuarial equivalent of the amount that would have been due to such director under the former retirement plan at his/her earliest retirement date assuming satisfaction of vesting requirements thereunder. Includes additional units allocated through the deemed reinvestment of dividends. See "ELECTION OF DIRECTORS -- DIRECTORS' FEES; ATTENDANCE". Also includes phantom stock units credited to the accounts of those non-employee directors who have elected to defer directors' fees into phantom stock units. In the case of the executive officers, represents phantom stock units and contingent shares under the Corporation's Supplemental Employee Savings Plan and Management Incentive Plan.

 (2) Includes 4,000 shares of restricted stock awarded under the 1994 Restricted Stock Plan for Non-Employee Directors (plus accrued dividend equivalents) held by a trust for the benefit of certain executive officers and non-employee directors of the Corporation under which such officers and directors have sole voting power but do not have dispositive power except in certain limited circumstances (the "Restricted Stock Trust").

 (3) Includes 800 shares of restricted stock awarded under the 1994 Restricted Stock Plan for Non-Employee Directors.

 (4) Includes 15,516 shares owned jointly with Mrs. Essner, and 25,143 shares held by the Restricted Stock Trust.

 (5) Includes (i) 18,240 shares owned by Mrs. Stafford, and 106,193 shares held by the Restricted Stock Trust; (ii) 80,146 shares owned by a charitable foundation of which Mr. and Mrs. Stafford are trustees (of which Mr. Stafford disclaims beneficial ownership) and (iii) 20,459 shares of Common Stock held in a Grantor Retained Annuity Trust (GRAT).

 (6) Includes 16,100 shares held by the Restricted Stock Trust.

 (7) Includes 20,956 shares owned by Mrs. Olivier, and 20,149 shares held by the Restricted Stock Trust.

 (8) Includes 2,042 shares held by the Restricted Stock Trust.

 (9) Includes 50 shares held by a member of Dr. Polan's immediate family. Dr. Polan disclaims beneficial ownership of these shares.

(10) Includes 3,077 fully vested phantom stock units (equivalent to one share of Common Stock per unit) under the Directors' Deferral Plan which were acquired pursuant to deferral of fees.

(11) Represents fully vested phantom stock units (equivalent to one share of Common Stock per unit) under the Directors' Deferral Plan which were acquired pursuant to deferral of fees.

(12) Represents contingent shares credited to Mr. Essner's account under the Corporation's Management Incentive Plan.

(13) Includes 2,572 fully vested phantom stock units (equivalent to one share of Common Stock per unit) under the Directors' Deferral Plan which were acquired pursuant to deferral of fees.

(14) Includes 7,031 fully vested phantom stock units (equivalent to one share of Common Stock per unit) under the Directors' Deferral Plan which were acquired pursuant to deferral of fees.

(15) Represents fully vested phantom stock units (equivalent to one share of Common Stock per unit) under the Directors' Deferral Plan which were acquired pursuant to deferral of fees.

(16) Includes 120,974 contingent shares credited to Mr. Stafford's account under the Corporation's Management Incentive Plan and phantom stock units representing 20,285 shares of Common Stock credited to Mr. Stafford's account under the Corporation's Supplemental Employee Savings Plan.

(17) Includes 15,945 contingent shares credited to Mr. Hoynes' account under the Corporation's Management Incentive Plan and phantom stock units representing the 3,500 shares of Common Stock credited to Mr. Hoynes' account under the Corporation's Supplemental Employee Savings Plan.

(18) Includes phantom stock units representing 4,414 shares of Common Stock credited to Mr. Olivier's account under the Corporation's Supplemental Employee Savings Plan.

(19) Represents phantom stock units representing 2,274 shares of Common Stock credited to Mr. Martin's account under the Corporation's Supplemental Employee Savings Plan.

(20) Includes a total of 159,836 contingent shares credited to all officers' accounts under the Corporation's Management Incentive Plan, phantom stock units representing 36,881 shares held under the Corporation's Supplemental Employee Savings Plan and 118,028 phantom stock units representing shares of Common Stock under the Directors' Deferral Plan.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation paid for the years 1998-2000 to the Corporation's Chairman and Chief Executive Officer and the five other most highly paid executive officers (including Dr. Robert I. Levy who passed away prior to year-end).

                                                                              LONG-TERM
                                              ANNUAL COMPENSATION            COMPENSATION
                                          ----------------------------   --------------------
                                                                         SECURITIES
                                                                         UNDERLYING
                                                                          OPTIONS      LTIP      ALL OTHER
                                                  SALARY       BONUS      GRANTED     PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR    ($)(1)      ($)(1)        (#)       ($)(2)       ($)(3)
---------------------------               ----   ---------   ---------   ----------   -------   ------------
John R. Stafford(4) ....................  2000   1,640,000   1,968,000    630,000           0     794,164
  Chairman of the Board                   1999   1,560,000     702,000    533,400     849,234     981,884
  and Chief Executive Officer             1998   1,460,000   1,314,000    430,360     712,800     561,642

Robert Essner(4) .......................  2000     814,743     978,000    207,000           0      21,285
  President and Chief                     1999     725,000     326,250    177,800     214,453      21,750
  Operating Officer                       1998     675,000     607,500    177,800     158,400      20,250

Louis L. Hoynes, Jr.  ..................  2000     567,898     653,000    112,500           0      91,283
  Executive Vice President and            1999     505,000     404,000     97,600     120,094     113,246
  General Counsel                         1998     475,000     427,500     88,800     100,800      64,927

David M. Olivier .......................  2000     555,000     500,000    108,000           0      26,998
  Senior Vice President                   1999     525,000     472,500     88,800     188,719      15,750
                                          1998     495,000     445,500     96,800     158,400      14,850

Kenneth J. Martin(5) ...................  2000     452,833     498,000     88,000           0      13,585
  Senior Vice President and
  Chief Financial Officer

Robert I. Levy(6) ......................  2000     554,166     554,000    162,000           0      41,206
  Senior Vice President,                  1999     635,000     254,000    160,000     214,453      47,999
  Science and Technology                  1998     588,208     529,500    142,200     158,400      29,329

------------

(1) Pursuant to the AHPC Deferred Compensation Plan, Mr. Stafford deferred until after retirement portions of his 2000, 1999 and 1998 base salaries and his entire 2000 and 1999 cash bonuses; Mr. Essner deferred a portion of his 2000 base salary and his entire bonus for 2000; Mr. Hoynes deferred his entire 2000 cash bonus; Mr. Olivier deferred his entire 2000 and 1999 cash bonuses; Mr. Martin deferred his entire 2000 cash bonus and Dr. Levy deferred his entire 1998 and 1999 cash bonuses.

(2) Amounts shown for 2000 represent the Restricted Stock Performance Awards made in 1997 under the Corporation's 1996 Stock Incentive Plan (the "1997 Awards"). The 1997 Awards were composed of units subject to conversion to shares of Restricted Stock based on the Corporation's performance during the year 1999. For 1999, each named executive officer was entitled to be credited with shares of Restricted Stock in an amount equal to 0%-125% of the target number of units subject to the 1997 Awards based upon the Corporation's achievement of a target level of earnings per share ("EPS") for such year. (The target number of units covered by the 1997 Awards for each of the named executive officers was 16,800 for Mr. Stafford, 5,600 for Mr. Essner, 2,800 for Mr. Hoynes, 2,200 for Mr. Olivier, 2,367 for Mr. Martin and 5,600 for Dr. Levy.) Based upon the Corporation's EPS for 1999, no portion of the 1997 Awards was converted to Restricted Stock in 2000. Since less than 125% of the 1997 Award was earned, the 1997 Award will remain eligible for conversion if the Corporation's total shareholder return for the performance years 1999-2001 ranks in the top three when compared to that of the peer group listed in this Proxy Statement. In addition, similar Restricted Stock Performance Awards were made to the named executive officers in 1998 and 1999 composed of the following respective target numbers of restricted stock units, which units are subject to conversion based upon the achievement of target levels of EPS for 2000 and 2001, respectively and/or a corresponding total shareholder return test: 13,450 and 16,650 for Mr. Stafford, 5,550 and 5,550 for Mr. Essner, 2,800 and 3,050 for Mr. Hoynes, 3,000 and 2,800 for Mr. Olivier, 2,100 and zero for Mr. Martin and 4,450 and 5,000 for Dr. Levy. Based upon the Corporation's EPS for 2000, 100% of each target award made in 1998 was converted to Restricted Stock in

    2001. See the Long-Term Incentive Plan Awards Table in this Proxy Statement for similar awards made in 2000.

(3) Represents contributions made by the Corporation under its Savings Plan and Supplemental Employee Savings Plan (the Corporation matches up to 50% of the first 6% of compensation contributed by the employee). The amounts shown for Messrs. Stafford, Essner, Hoynes, Olivier and Dr. Levy also include $744,964, $105, $74,246, $10,348 and $24,581 respectively, for above-market interest (equal to 2.45%) earned but not paid during 2000 on deferred compensation.

(4) Effective May 1, 2001, Mr. Essner will become the President and Chief Executive Officer of the Corporation; Mr. Stafford will remain Chairman of the Board of Directors.

(5) Mr. Martin became an executive officer of the Corporation on February 1, 2000.

(6) Dr. Levy passed away on October 28, 2000.

                              OPTION GRANTS TABLE

    The following table provides information on option grants in 2000 to the named executive officers.

                           INDIVIDUAL GRANTS IN 2000

                                            NUMBER OF
                                            SECURITIES    % OF TOTAL
                                            UNDERLYING     OPTIONS      EXERCISE                GRANT DATE
                                             OPTIONS      GRANTED TO    PRICE PER                PRESENT
                                             GRANTED     EMPLOYEES IN     SHARE     EXPIRATION    VALUE
NAME                                          (#)(1)         2000        ($)(2)        DATE       ($)(3)
----                                        ----------   ------------   ---------   ----------  ----------
John R. Stafford..........................   630,000         3.8         56.5938    April 2010  14,716,800
Robert Essner.............................   207,000         1.3         56.5938    April 2010   4,835,520
Louis L. Hoynes, Jr. .....................   112,500          .7         56.5938    April 2010   2,628,000
David M. Olivier..........................   108,000          .7         56.5938    April 2010   2,522,880
Kenneth J. Martin.........................    88,000          .5         56.5938    April 2010   2,055,680
Robert I. Levy............................   162,000         1.0         56.5938    April 2010   3,784,320

------------

(1) These options become exercisable in one-third increments on the first, second and third anniversaries of the date of grant (April 27, 2000) (except that such options may be exercised earlier in the case of the optionee's retirement, disability or death). The options are transferable at the election of each named executive officer to members of the executive's family or to a trust or other entity solely for the benefit of such family members.

(2) The exercise price is the mean stock price on the date of grant.

(3) These estimates of value were developed solely for the purposes of comparative disclosure in accordance with the rules and regulations of the Securities and Exchange Commission and are not intended to predict future prices of the Corporation's Common Stock. The estimates were developed using the Black-Scholes option pricing model incorporating the following assumptions: an exercise price on the option of $56.5938, equal to the fair market value of the underlying stock on the date of grant (April 27, 2000); an option term of 10 years; an interest rate of 5.99 percent that represents the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term; volatility of 44.01 percent calculated using daily stock prices for a three-year period prior to the grant date; dividends at the rate of $0.92 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant; reductions of approximately 7.79 percent to reflect the probability of forfeiture due to termination prior to vesting and approximately 13.49 percent to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date. The ultimate values of the options will depend on the future market price of the Corporation's stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Corporation's common stock over the exercise price on the date the option is exercised.

                    OPTION EXERCISE AND YEAR-END VALUE TABLE

    The following table discloses the options that were exercised by or are attributable to the named executive officers during 2000 and sets forth the number and value of their unexercised options at year-end.

                                     AGGREGATED OPTION EXERCISES IN 2000 AND YEAR-END
                                                       OPTION VALUES
                                 ---------------------------------------------------------        VALUE OF
                                                                          NUMBER OF             UNEXERCISED
                                                                    SECURITIES UNDERLYING       IN-THE-MONEY
                                                                    UNEXERCISED OPTIONS AT       OPTIONS AT
                                    SHARES                            DEC. 31, 2000 (#)      DEC. 31, 2000 ($)
                                  ACQUIRED ON           VALUE            EXERCISABLE*           EXERCISABLE*
NAME                             EXERCISE (#)        REALIZED ($)      UNEXERCISABLE**       UNEXERCISABLE**(1)
----                             ------------        ------------   ----------------------   ------------------
John R. Stafford...............     785,400(2)        22,606,763(2)       1,850,105*(8)          60,566,244*(8)
                                                                          1,129,055**(9)          6,564,525**(9)
Robert Essner..................     160,000(3)         6,885,420            525,798*             12,753,254*
                                                                            384,802**             2,306,352**
Louis L. Hoynes, Jr. ..........     116,400(4)         4,920,577            269,398*              6,473,507*
                                                                            207,302**             1,222,725**
David M. Olivier...............      80,000(5)         3,613,128            165,331*              2,691,323*
                                                                            199,469**             1,178,908**
Kenneth J. Martin..............      30,000(6)           855,936             77,998*                864,816*
                                                                            160,202**               973,458**
Robert I. Levy.................     121,400(7)         4,767,853            716,800*             10,682,162*

---------

(1) The amounts given are based on the closing market price of the Corporation's Common Stock at December 29, 2000 which was $63.5500. The closing market price on March 2, 2001 was $61.5500.

(2) Represents exercises of options (i) held by the optionee, which options, granted in 1995, covered 250,000 shares, at an exercise price of $19.0625 per share with total proceeds of $10,375,000 and (ii) held by an irrevocable trust (of which Mr. Stafford is not a trustee and in which he had no beneficial ownership interest at the time of sale) for the benefit of members of Mr. Stafford's family, which options, granted in 1997, covered 535,400 shares, at an exercise price of $36.2188 per share with total proceeds of $12,231,763 (with the exercise price, in each case, being equal to the market value on date of grant).

(3) Represents exercises of options granted in 1995 and covering 160,000 shares at an exercise price of $19.0625 per share (market value on date of grant).

(4) Represents exercises of options (i) granted in 1992 and covering 5,200 shares at an exercise price of $18.9063 per share, (ii) granted in 1993 and covering 6,000 shares at an exercise price of $16.2969 per share and
    (iii) granted in 1995 and covering 105,200 shares at an exercise price of $19.0625 per share (in each case, market value on date of grant).

(5) Represents the exercise of an option granted in 1995 and covering 80,000 shares at an exercise price of $19.0625 per share (market value on date of grant).

(6) Represents the exercise of an option granted in 1997 and covering 30,000 shares at an exercise price of $36.2188 per share (market value on date of grant).

(7) Represents exercises of options (i) granted in 1995 and covering 80,000 shares at an exercise price of $19.0625 per share and (ii) granted in 1996 and covering 41,400 shares at an exercise price of $26.5313 per share (in each case, market value on date of grant).

(8) Includes options covering 285,640 and 88,611 shares of Common Stock which were transferred in each of 1998 and 1999, respectively, to an irrevocable trust for the benefit of members of Mr. Stafford's family.

(9) Includes options covering 142,820 and 176,458 shares of Common Stock which were transferred in each of 1998 and 1999, respectively, to an irrevocable trust for the benefit of members of Mr. Stafford's family.

                     LONG-TERM INCENTIVE PLAN AWARDS TABLE

    The following table provides information on Restricted Stock Performance Awards granted in 2000 to the named executive officers.

                                                                         ESTIMATED FUTURE PAYOUTS
                                                                              UNDER NON-STOCK
                               NUMBER OF        PERFORMANCE OR               PRICE-BASED PLANS
                            SHARES, UNITS OR     OTHER PERIOD       BELOW
                              OTHER RIGHTS     UNTIL MATURATION   THRESHOLD  THRESHOLD   TARGET   MAXIMUM
NAME                            (#) (1)           OR PAYOUT          (#)        (#)       (#)       (#)
----                        ----------------   ----------------   ---------  ---------   ------   -------
John R. Stafford..........       43,315              2003            --       32,486     43,315   54,144
Robert Essner.............       14,232              2003            --       10,674     14,232   17,790
Louis L. Hoynes, Jr. .....        7,735              2003            --        5,801      7,735    9,669
David M. Olivier..........        7,425              2003            --        5,569      7,425    9,281
Kenneth J. Martin.........       13,613              2003            --       10,210     13,613   17,016
Robert I. Levy............       11,138              2003            --        8,354     11,138   13,923

------------

(1) Amounts shown represent Restricted Stock Performance Awards (the "2000 Awards") made in 2000 under the Corporation's 1999 Stock Incentive Plan. These 2000 Awards are composed of units which may be converted to a number of shares of Restricted Stock equal to 0%-125% of the Target amounts of the 2000 Award based upon the Corporation's performance in 2002. The Target amount will be earned if 97.5%-102.5% of the target EPS is achieved; the Threshold amount will be earned if 92.5%-97% of the target EPS is achieved; and the Maximum amount will be earned if over 102.5% of the target EPS is achieved. In the event that less than 125% of the award is earned, the balance will remain eligible for conversion if the Corporation's total shareholder return for the performance years 2002-2004 ranks in the top three when compared to that of the peer group listed in this Proxy Statement (as such group may be amended in the Committee's discretion due to mergers, consolidations or other appropriate circumstances). During the restricted period ending when target amounts are earned and converted to shares of Common Stock, all units will generally be forfeited upon termination of employment for any reason other than death, disability or retirement (in which cases the Restricted Stock will vest immediately and the units will be converted based upon satisfaction of the performance criteria) unless otherwise determined by the Committee.

                               PENSION PLAN TABLE

    The Corporation has three non-contributory defined benefit retirement plans in which the named executives participate. One of these plans (the "Qualified Plan") is qualified under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The other two plans are non-qualified supplemental retirement plans. The Supplemental Executive Retirement Plan ("SERP") provides the amount of retirement benefit which cannot be paid from the Qualified Plan due to certain Code restrictions. The aggregate benefits payable under the Qualified Plan and SERP are determined based upon average final compensation (the total amount of an employee's compensation for the five calendar years during which such employee's compensation was the highest out of the 10 year period of service ending with such employee's early or normal retirement date, divided by five). The Executive Retirement Plan provides to certain highly compensated employees and corporate officers an additional retirement benefit based upon average final compensation (the total amount of an employee's compensation for the three calendar years during which such employee's compensation was the highest out of the 10 year period of service ending with such employee's early or normal retirement date, divided by three) with three additional years of service added (reduced by one year for each year the employee works beyond age 62). The retirement benefit provided by the Executive Retirement Plan is an unreduced benefit at the retirement age of 60 and is offset by benefits provided in the Qualified Plan and SERP.

                                                   YEARS OF SERVICE
                                    -----------------------------------------------
FINAL 3-YEAR AVERAGE EARNINGS          15          20           25         30(1)
-----------------------------       --------   ----------   ----------   ----------
$  500,000........................  $150,000   $  200,000   $  250,000   $  300,000
   600,000........................   180,000      240,000      300,000      360,000
   700,000........................   210,000      280,000      350,000      420,000
   800,000........................   240,000      320,000      400,000      480,000
   900,000........................   270,000      360,000      450,000      540,000
 1,000,000........................   300,000      400,000      500,000      600,000
 1,100,000........................   330,000      440,000      550,000      660,000
 1,200,000........................   360,000      480,000      600,000      720,000
 1,300,000........................   390,000      520,000      650,000      780,000
 1,400,000........................   420,000      560,000      700,000      840,000
 1,500,000........................   450,000      600,000      750,000      900,000
 1,600,000........................   480,000      640,000      800,000      960,000
 1,700,000........................   510,000      680,000      850,000    1,020,000
 1,800,000........................   540,000      720,000      900,000    1,080,000
 1,900,000........................   570,000      760,000      950,000    1,140,000
 2,000,000........................   600,000      800,000    1,000,000    1,200,000
 2,100,000........................   630,000      840,000    1,050,000    1,260,000
 2,200,000........................   660,000      880,000    1,100,000    1,320,000
 2,300,000........................   690,000      920,000    1,150,000    1,380,000
 2,400,000........................   720,000      960,000    1,200,000    1,440,000
 2,500,000........................   750,000    1,000,000    1,250,000    1,500,000
 2,600,000........................   780,000    1,040,000    1,300,000    1,560,000
 2,700,000........................   810,000    1,080,000    1,350,000    1,620,000
 2,800,000........................   840,000    1,120,000    1,400,000    1,680,000
 2,900,000........................   870,000    1,160,000    1,450,000    1,740,000

------------

(1) Plans recognize up to 30 years of credited service only.

    The compensation covered by the retirement plans for each of the named executives is the base salary rate at January 1, 2000 ($1,640,000 for Mr. Stafford, $770,000 for Mr. Essner, $550,000 for Mr. Hoynes, $555,000 for
Mr. Olivier, $407,000 for Mr. Martin, and $665,000 for Dr. Levy) plus the amount in the bonus column of the Summary Compensation Table for 1999 for a total of $2,342,000 for Mr. Stafford, $1,096,250 for Mr. Essner, $954,000 for
Mr. Hoynes, $1,027,500 for Mr. Olivier, $598,500 for Mr. Martin (including a 1999 bonus of $191,500), and $919,000 for Dr. Levy.

    The years of service (in nearest years) as of December 31, 2000 for the named executives are as follows: Mr. Stafford, 31 years; Mr. Essner, 11 years; Mr. Hoynes, 10 years; Mr. Olivier, 34 years (19 years of which are recognized under the benefit formula illustrated in the table above); Mr. Martin, 16 years; and Dr. Levy, 9 years.

    The table shows the combined annual pension under the current provisions of all retirement plans assuming retirement of an employee who has continued employment to age 60 and assuming payment as a single life annuity. (No reduction has been made for the Social Security offset.)

                               PERFORMANCE GRAPH

    The following graph shows the value as of December 31, 2000 of a $1,000 investment in the Corporation's Common Stock made on December 31, 1995 (with dividends reinvested), as compared with similar investments based on (i) the value of the S&P 500 Index (with dividends reinvested) and (ii) the value of a market-weighted Peer Group Index composed of the common stock of Abbott Laboratories, American Home Products Corporation, Bristol-Myers Squibb Company, Johnson & Johnson, Eli Lilly and Company, Merck & Co., Inc., Pfizer Inc. and Schering-Plough Corporation, in each case on a "total return" basis assuming reinvestment of dividends. Warner-Lambert Company, previously included in the Peer Group Index, is no longer publicly traded and has therefore been omitted. The market-weighted Peer Group Index values were calculated from the beginning of the performance period. The stock performance shown below is not necessarily indicative of future performance.


                              [PERFORMANCE GRAPH]


                               Comparative Values
            ------------------------------------------------------
  Year      AHPC Common Stock     S&P 500 Index   Peer Group Index
  ---       -----------------     -------------   ----------------
12/31/95       $1,000.00            $1,000.00        $1,000.00
12/31/96       $1,241.20            $1,229.00        $1,258.72
12/31/97       $1,657.90            $1,638.50        $1,967.90
12/31/98       $2,484.60            $2,105.80        $3,002.33
12/31/99       $1,762.40            $2,548.30        $2,609.73
12/31/00       $2,899.10            $2,316.20        $3,471.91

         CHANGE IN CONTROL SEVERANCE AGREEMENTS AND OTHER ARRANGEMENTS

    The Corporation has entered into severance agreements with its executive officers, including each of the executive officers named in the Summary Compensation Table in this Proxy Statement, which are intended to provide for continuity of management in the event of a change in control of the Corporation. The agreements continue through December 31, 2002 and provide that they are to be automatically extended in one year increments, unless, not later than September 30 in any year, the Corporation has given prior notice of termination. In such event, each of the agreements will continue to be effective until the end of its then remaining term. However, if a "change in control" (as defined in the agreements) occurs, the agreements will continue in effect for a period of 36 months beyond such change in control. A change in control as so defined would include any of the following events: (i) any "person", as defined in the Securities Exchange Act of 1934, as amended, acquires 20 percent or more of the Corporation's voting securities; (ii) the consummation of any merger or business combination of the Corporation, sale or lease of the Corporation's assets or any similar transaction, unless in any case the stockholders of the Corporation retain at least 65% of the resulting entity; or (iii) a majority of the Corporation's directors are replaced during a two-year period.

    If, following a change in control, the covered executive officer is terminated by the Corporation for any reason, other than for disability or for cause (as defined in the agreements), or if such executive officer terminates his or her employment for good reason (as defined in the agreements), then the executive officer is entitled to a lump sum severance payment equal to three times the sum of (a) the executive's then base salary, (b) the highest bonus awarded to the executive in any of the three years immediately prior to the termination year ("Bonus"), and (c) an amount equal to the highest Black-Scholes value (determined as of the date of grant, in accordance with the agreements), of any grant of options and restricted stock made to such executive in the year prior to the change in control or, if higher, thereafter. In addition, the executive would also receive a pro-rated Bonus, calculated through the date of termination. During the 90 day period following the anniversary of the change in control, a voluntary termination of employment by any of the covered executive officers will be deemed to constitute Good Reason.

    In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed on excess parachute payments by the Internal Revenue Code, the Corporation will "gross-up" the executive officer's compensation for all such excise taxes and any federal, state and local income tax applicable to such excise tax, penalties and interest thereon. In addition, upon the date of termination, the executive (or the spouse or applicable beneficiary in the event of such executive's death) will receive three additional years of credit for age and service purposes in calculating supplemental pension benefits using the benefit calculation provisions of the Corporation's Retirement Plan and, to the extent such executives participate therein, the Corporation's Supplemental Executive Retirement Plan and the Corporation's Executive Retirement Plan. Such benefit would be further determined without any reduction for the receipt of benefits prior to age 65 or 60, as the case may be, with respect to each plan.

    For three years from the date of a covered termination, the Corporation would either continue the executive's coverage under the Corporation's welfare and fringe benefit plans (but excluding the Corporation's disability, pension and 401(k) plans), perquisites and other programs in which the executive is participating immediately prior to such termination or provide substantially similar benefits. If, at the time of termination, such executive has already attained age 45, the executive would also become vested in all retiree medical coverage, life insurance and other retiree benefits; provided, however, that the retiree medical coverage provided by the Corporation will be secondary to any other medical coverage the executive may then have.

    In addition, if any restricted stock awards or options terminate or are forfeited upon or following the termination of the executive's employment under the terms of any plan, the executive will receive in respect of such terminated or forfeited stock awards or options, an amount equal to the sum of (i) the Cashout Value (as defined in the agreements) of all the shares covered by the restricted stock awards so forfeited (with units converted to shares based on the target awards), and (ii) the excess of (a) the Cashout Value of all the shares subject to options which were so forfeited over (b) the aggregate exercise price of the shares subject to such forfeited options. Under the terms of the 1996 and 1999 Stock Incentive Plans, outstanding options become exercisable and restricted stock target awards vest upon a Change in Control, as defined in such Plans.

    On March 6, 2001, the Corporation and Mr. Stafford entered into an agreement pursuant to which Mr. Stafford will serve as Chairman and Chief Executive Officer of the Corporation until May 1, 2001 and as Chairman of the Corporation until December 31, 2002. Thereafter, Mr. Stafford will render services to the Corporation as a consultant until December 31, 2007. Under the agreement, Mr. Stafford will continue to receive salary and short-term and long-term incentive compensation awards through December 31, 2002, in each case at a level that is not less than the highest level paid or granted to Mr. Stafford in any of the three calendar years ending on December 31, 2000. From January 1, 2003 to December 31, 2007, Mr. Stafford will receive from the Corporation an annual consulting fee of $250,000. During the term of the agreement, Mr. Stafford will also continue to receive certain benefits from the Corporation, including fringe benefits, expense reimbursement and participation in the Corporation's benefit plans. In the event Mr. Stafford were to be terminated without cause, Mr. Stafford would be entitled to all compensation that he would have received and all benefits to which he would have been entitled through the term of the agreement. The occurrence of a change of control (as defined in Mr. Stafford's severance agreement) will not have any effect on the obligations of the Corporation to continue to provide Mr. Stafford's compensation and benefits through the term of the agreement. The Corporation and Mr. Stafford also amended his severance agreement to clarify that the severance agreement will terminate on December 31, 2002, the date Mr. Stafford will cease to be an employee of the Corporation.

                           CERTAIN LEGAL PROCEEDINGS

    On January 14, 1998, the directors (other than Messrs. Essner, Carrion and Shipley), certain officers of the Corporation, a former director and officer of the Corporation and the Corporation itself (as a nominal defendant) were named in a shareholder derivative action filed in New Jersey Superior Court, Morris County (No. MRS-L-164-98). The suit seeks to recover any losses or damages sustained by the Corporation, as well as profits from the sale of stock by certain present and former officers and directors, as a result of alleged intentional, reckless or negligent breaches of fiduciary duty by the defendants. The suit alleges that the defendants made material misstatements or omissions regarding alleged adverse events associated with REDUX and/or PONDIMIN (and in particular an alleged association between those two products and valvular heart disease), exposing the Corporation to liability for personal injury lawsuits and securities claims. The defendants believe that this suit is without merit and intend to continue to defend the litigation vigorously.

               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The Corporation's compensation policies applicable to its executive officers are administered by the Compensation and Benefits Committee (the "Committee") of the Board of Directors. All members of the Committee are non-employee directors.

    These compensation policies are designed to enhance the overall strength and financial performance of the Corporation by aligning the financial interests of the Corporation's executive officers with those of its stockholders. The three primary components of executive compensation for 2000 were base salary, bonus and grants of stock options and Restricted Stock awards. The Committee recommends to the Board of Directors the salaries and bonuses of the executive officers and administers the Corporation's Stock Option and Stock Incentive Plans under which employee stock options are granted and Restricted Stock awards are made. Each of these primary components of executive compensation is reviewed for competitiveness in relation to a group of companies in the pharmaceutical industry by an independent consulting firm specializing in executive compensation.

BASE SALARY

    Base salaries for executive officers for 2000 were recommended by the Committee and approved by the Board of Directors in November 1999 (with subsequent increases based upon promotions of certain executive officers). In recommending these base salaries, the Committee considered, among other things, the announcement on October 7, 1999 of a comprehensive, national settlement in connection with the Corporation's diet drug litigation as well as the then proposed merger with Warner-Lambert Company, which the Committee viewed as providing an opportunity to create shareholder value. In addition, the Committee considered the continuing progress in the Corporation's introduction of new pharmaceutical products and receipt of regulatory approvals in 1999. The Committee reviewed base salaries recommended by Mr. John R. Stafford for executive officers other than himself and determined the base salary recommendation for Mr. Stafford out of his presence. The Committee had also reviewed a report of an independent compensation consulting firm (a "Consultant") with respect to its survey of compensation information, which survey included information for all of the companies comprising the Peer Group Index appearing on the Performance Graph in this Proxy Statement. The Consultant's report indicated that, overall, the proposed base salaries fall within a competitive range.

2000 PERFORMANCE INCENTIVE AWARDS ("PIA")

    In determining the amounts of the 2000 discretionary cash Performance Incentive Awards granted to executive officers and the Chairman and Chief Executive Officer in relation to 2000 performance, the Committee took into account a number of factors, including the performance-related factors described below under "Relationship of Corporate Performance to Executive Compensation," as well as individual performance and achievement. The Committee also reviewed a Consultant's report which for 2000 indicated that, overall, the 2000 Performance Incentive Awards together with base salaries were within a competitive range. In addition, the Committee considered, among other things, the amounts of bonuses previously made to each such officer.

STOCK INCENTIVE PLAN GRANTS

    In contrast to salary and cash bonuses, the value to each executive officer of the stock option grants is tied directly to stock price performance. The Committee grants options under the stockholder-approved stock incentive plans with an exercise price equal to the market price on the date of grant. If there is no appreciation in the market price for the Corporation's Common Stock, the options are valueless.

    Annual grants are made to executive officers based on salary, responsibility and performance of the individual officer. Grants made in 2000 will become exercisable in one-third increments on the first, second and third anniversaries of the date of grant except in cases of the death, retirement or disability of the optionee or in the event of a change in control of the Corporation, in which cases the options become immediately exercisable.

    The grants for the named executives were made by the Committee each with an exercise price per share equal to the mean market price on the date of grant in April 2000 of $56.5938.

    In furtherance of the goal of aligning the interests of management with those of the stockholders, in 2000 the Committee also made Restricted Stock Performance Awards to certain executives including the Chairman and Chief Executive Officer. The Restricted Stock awards were granted in lieu of a portion of the stock option award that would otherwise have been granted at a ratio of one unit representing one share of Restricted Stock replacing options covering approximately two shares of Common Stock. These awards of restricted stock units will be converted to shares of Common Stock based initially on the Corporation's financial performance in the year 2002, with the maximum number of units that may be converted equal to 125% of the total award. In the event that less than 125% of the award is earned, the unearned portion of the award will remain eligible for conversion if the Corporation's total shareholder return ranks in the top three when compared to that of the peer group companies listed in this Proxy Statement for the performance years 2002-2004. During the restricted period ending on the date target awards are converted to shares, the units will generally be forfeited in the event of termination of employment for any reason other than death, disability or retirement (in which case the units will continue to be converted based upon satisfaction by the Corporation of the performance criteria), unless the Committee makes a partial or complete exception to this requirement. The shares are valued at the mean between the high and low prices of the Corporation's Common Stock on the Consolidated Transaction Reporting System on the designated date of delivery.

    In deciding to award Restricted Stock and make the annual grant of options in April 2000, the Committee viewed as being significant, among other things, the fact that human pharmaceuticals and consumer health care net sales of the Corporation for the 1999 full year had both increased 9% over 1998 results and that in the first quarter 2000 pro forma worldwide net sales from continuing operations increased 14%, with income and diluted earnings per share (excluding the Warner-Lambert termination fee) increasing 18% and 20%, respectively. The Committee also considered as significant the signing of a strategic definitive agreement with BASF Aktiengesellschaft for the sale of the agricultural products business for $3.8 billion in cash and the assumption of certain debt, and the entry by the Corporation and Elan Corporation plc into a strategic research alliance to develop a vaccine that may be used for the treatment of mild to moderate Alzheimer's disease and possibly the prevention of the disease. In addition, the Committee noted that pharmaceutical products introduced in 1999 and early 2000 were continuing to progress and that shareholder value had increased in the 2000 first quarter. Finally, the Committee viewed as significant the receipt of the $1.8 billion fee upon termination of the merger agreement with Warner-Lambert Company. The Committee also considered the amounts of options and Restricted Stock awards previously granted and reviewed a Consultant's report which indicated that the grants and awards fall within a competitive range.

    The performance criteria applicable to the Restricted Stock Performance Awards made in 1998 related generally to 2000 targeted earnings per share. Based upon 2000 performance, 100% of these target awards were converted to Common Stock in January 2001. Since less than 125% of such award was earned, the remaining 25% will be eligible for conversion in 2003 if the Corporation's total shareholder return for the performance years 2000-2002 ranks in the top three when compared to the performance of the peer group companies listed in this Proxy Statement.

RELATIONSHIP OF CORPORATE PERFORMANCE TO EXECUTIVE COMPENSATION

    While all of the Corporation's executive officer compensation is related to corporate performance, the discretionary cash Performance Incentive Awards are most closely tied to such performance. In determining the bonuses for the Chairman and Chief Executive Officer and executive officers generally in January 2001 for 2000 performance, the Committee considered, among others, the following factors: the significant increase in shareholder value in 2000; the financial performance of the Corporation, with pro forma pharmaceutical and consumer health care net revenue for 2000 increasing by 15% and 4%, respectively, over 1999 results; the implementation of the Corporation's strategic plan in closing on June 30, 2000 the divestiture of the agricultural products business for $3.8 billion; the successful secondary offering by the Corporation of 60.5 million shares of Immunex Corporation common stock generating net proceeds of approximately $2.3 billion; the demonstration of the Corporation's commitment to genomics through the entry into strategic agreements with Celera Genomics Group and Incyte Genomics, Inc. to gain commercial access to their respective genetic databases; the approval by the district court of the nationwide class action settlement of the diet drug litigation and the settlement of approximately 80% of the opt out claims; the receipt by the Corporation of product approvals and new product indications in 2000 and other favorable research and product developments; and the receipt by the Corporation of a firm commitment by J.P. Morgan to underwrite an additional $6 billion in credit facilities.

STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS

    Stock Ownership Guidelines ("Guidelines") have been adopted for executive officers and other U.S. employees with annual base salaries of $175,000 or more. Authority to administer the Guidelines was delegated to the Chairman and Chief Executive Officer, who reports periodically to the Committee on the status of compliance with the Guidelines. The Guidelines state that the Chief Executive Officer must own shares of the Corporation's stock with a value of at least eight times his base salary. Officers who report directly to the Chief Executive Officer are required to own shares with a value of at least six times base salary; other employees who are members of the Finance and Operations Committees must own shares with a value of at least four times base salary; and all other U.S. employees with annual base salaries of $175,000 or more must own shares with a value of at least twice base salary. As currently administered, stock options are not counted toward compliance with the Guidelines. Full compliance with the Guidelines by each covered person must be achieved within five years from the date on which an individual becomes subject to the Guidelines.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation of more than $1 million paid in any year (not including amounts deferred) to a corporation's Chief Executive Officer and to the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Corporation believes that all compensation paid in 2000 will be deductible under Section 162(m).

                                       COMPENSATION AND BENEFITS COMMITTEE
                                       Frank A. Bennack, Jr., Chairman
                                       Richard L. Carrion
                                       John D. Feerick
                                       John P. Mascotte
                                       Walter V. Shipley

                         REPORT OF THE AUDIT COMMITTEE

    The following is the report of the Audit Committee with respect to the Corporation's audited financial statements for the year ended December 31, 2000.

    The Audit Committee has reviewed and discussed the Corporation's audited financial statements with management. The Audit Committee has also discussed with Arthur Andersen LLP, the Corporation's independent accountants, the matters required to be discussed by the Statement of Auditing Standards No. 61, Communication with Audit Committees which includes, among other items, matters related to the conduct of the annual audit of the Corporation's financial statements. The Audit Committee has also received written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1, which relates to the accountant's independence from the Corporation and has discussed with Arthur Andersen LLP its independence from the Corporation.

    The Audit Committee is governed by the Audit Committee Charter adopted by the Corporation's Board of Directors, a copy of which is attached as Appendix A to this Proxy Statement. Each of the members of the Audit Committee qualifies as an "independent" Director under the applicable listing standards of New York Stock Exchange.

    Based upon the review and discussions referred to above, the Audit Committee has recommended to the Corporation's Board of Directors that the Corporation's audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000.

                                          AUDIT COMMITTEE
                                          John D. Feerick, Chairman
                                          Clifford L. Alexander, Jr.
                                          John P. Mascotte
                                          Mary Lake Polan, M.D., Ph.D.
                                          John R. Torell III

                                    ITEM 2.
            APPOINTMENT OF PRINCIPAL INDEPENDENT PUBLIC ACCOUNTANTS

    Upon the recommendation of the Audit Committee of the Board of Directors, the Board of Directors has, subject to ratification by the stockholders, appointed Arthur Andersen LLP as the Corporation's principal independent public accountants for the year 2001. This firm served in such capacity in 2000 and previously. A representative of Arthur Andersen LLP will be present at the Annual Meeting and will be available to make such comments as may be appropriate and to answer proper questions.

AUDIT FEES

    The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the Corporation's annual financial statements for the fiscal year ended December 31, 2000 were $5,619,027. See "All Other Fees" below for fees billed by Accenture (formerly Andersen Consulting).

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    There were no fees billed by Arthur Andersen LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

ALL OTHER FEES

    The aggregate fees billed by Arthur Andersen LLP for services to the Corporation, other than the services described above under "Audit Fees" for the fiscal year ended December 31, 2000, were $4,759,382. Additionally, Accenture, prior to its separation from Arthur Andersen LLP on August 7, 2000, provided services to the Corporation in the amount of $5,828,348.

    The Audit Committee has considered whether the provision of all other services by the Corporation's principal auditor is compatible with maintaining independence.

    THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE CORPORATION'S PRINCIPAL INDEPENDENT PUBLIC ACCOUNTANTS FOR 2001.

               STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

    Stockholder proposals intended to be presented at the 2002 Annual Meeting must be received by the Corporation at its principal executive offices on or before November 19, 2001 in order to be considered for inclusion in the Corporation's Proxy Statement and form of proxy relating to that meeting. Also, in accordance with the advance notice requirements under the Corporation's By-laws, if a stockholder notifies the Corporation of such stockholder's intent to present a proposal for consideration at the Corporation's 2002 Annual Meeting of Stockholders after January 26, 2002, the Corporation, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials.

                                 OTHER MATTERS

    Management knows of no other matters to be brought before the Annual Meeting, but if other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to take such action as in their judgment is in the best interest of the Corporation and its stockholders.

    The Corporation will bear the expenses in preparing, printing and mailing the proxy materials to the stockholders. In addition, the Corporation will retain D.F. King & Co., Inc., New York, NY, to aid in the solicitation of proxies, for which such firm will be paid a fee of $19,500 plus out-of-pocket expenses and disbursements. In addition, officers and employees of the Corporation and its subsidiaries may request the return of proxies by telephone, telegram or in person, for which no additional compensation will be paid to them.

    The Annual Report of the Corporation for the year ended December 31, 2000, including financial statements, is being mailed or made available electronically to stockholders together with these proxy materials.

    REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING IN ORDER THAT THE PRESENCE OF A QUORUM CAN BE SECURED. IF YOU ARE UNABLE TO ATTEND THE MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY BY TELEPHONE OR VIA THE INTERNET WEBSITE IF INCLUDED ON YOUR PROXY CARD OR VOTING FORM OR TO SIGN AND DATE YOUR PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ADDRESSED ENVELOPE. THE SHARES REPRESENTED BY EACH PROXY SO SIGNED AND RETURNED OR SUBMITTED BY TELEPHONE OR VIA THE INTERNET WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDER'S DIRECTIONS.

                                          By Order of the Board of Directors

                                          EILEEN M. LACH
                                          Secretary

March 19, 2001

                                                                      APPENDIX A

                       AMERICAN HOME PRODUCTS CORPORATION
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

                                    PURPOSE

    The Audit Committee shall provide assistance to the Board of Directors in fulfilling its responsibility to the shareholders, potential shareholders, and investment community relating to the accounting and reporting practices of American Home Products Corporation (the "Corporation") and the quality and integrity of the financial information provided by the Corporation. The Audit Committee will fulfill these responsibilities and duties primarily by carrying out the activities enumerated in this Charter.

                                  COMPOSITION

    The Audit Committee shall be comprised of three or more directors as determined by the Board of Directors of the Corporation, each of whom shall be independent directors in accordance with the listing standards for the New York Stock Exchange, and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. All members of the Audit Committee shall be financially literate as interpreted by the Board of Directors, or become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. One member of the Audit Committee shall have accounting or related financial management expertise, as the Board of Directors interprets such qualifications in its business judgment.

                                    MEETINGS

    The Audit Committee shall meet at stated times without notice, or on notice to all by the Chairman or Vice Chairman of the Board of Directors, the President, an Executive Vice President or a Senior Vice President or by one of the members of the Audit Committee, or more frequently as circumstances dictate. As part of its responsibilities to foster open communication, the Audit Committee should meet at least annually with management, the Director of Internal Audit and the independent accountants separately to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

                          RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties the Audit Committee shall:

     1. Review and reassess, at least annually, the adequacy of this Charter. Make recommendations to the Board of Directors, as conditions dictate, to update this Charter.

     2. Review with management and the independent accountants the Corporation's audited financial statements, including a discussion with the independent accountants of the matters required to be discussed by Statement of Auditing Standards No. 61 "Communications with Audit Committees" ("SAS No. 61").

     3. Recommend to the Board of Directors that, based on the Audit Committee's review and discussions with management and the independent accountants, the audited financial statements be included in the annual report for filing with the Securities and Exchange Commission.

     4. Review the performance of the independent accountants and make recommendations to the Board of Directors regarding the appointment or termination of the independent accountants. The independent accountants are ultimately accountable to the Board of

        Directors and the Audit Committee. The Audit Committee and the Board of Directors have the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the independent accountants.

    5. Oversee independence of the accountants by:

         Receiving from the independent accountants, on a periodic basis, a formal written statement delineating all relationships between the independent accountants and the Corporation consistent with Independence Standard No. 1 "Independence Discussions with Audit Committees";

         Discussing with the independent accountants any disclosed relationships or services between the independent accountants and the Corporation that may impact the objectivity and independence of the accountants; and

         Recommending, if necessary, that the Board of Directors take appropriate action to satisfy itself of the accountants' independence based on the report provided.

     6. Review in consultation with the independent accountants and the Director of Internal Audit, the audit scope and plan of the independent accountants and the Internal Audit Department.

     7. Review with the independent accountants and management the adequacy and effectiveness of internal controls of the Corporation.

     8. Review the findings of the Business Ethics Program, as incorporated in the Code of Conduct, and report to the Board of Directors such findings.

     9. Report through the Audit Committee's Chairman to the Board of Directors following meetings of the Audit Committee.

    10. Maintain minutes or other records of meetings and activities of the Audit Committee.

    11. Perform any other activities consistent with this Charter and the Corporation's By-Laws as the Audit Committee or the Board of Directors deems necessary or appropriate.

                                                                      APPENDIX 1


                       AMERICAN HOME PRODUCTS CORPORATION
                                FIVE GIRALDA FARMS
                            MADISON, NEW JERSEY 07940

   This Proxy is solicited on Behalf of the Board of Directors and Management.

     The undersigned hereby appoints JOHN R. STAFFORD, LOUIS L. HOYNES, JR. and EILEEN M. LACH and each of them proxies with power of substitution, to represent and to vote, as designated on the reverse side, on behalf of the undersigned at the Annual Meeting of Stockholders of the Corporation to be held on April 26, 2001 and at any adjournment thereof on each of the following matters, as set forth in the Proxy Statement, and upon such other matters properly coming before the meeting.

      (Continued and to be signed if voting by mail on the reverse side or follow the instructions to vote via the Internet or by telephone)

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

               YOU CAN VOTE YOUR SHARES IN ONE OF THREE WAYS

1. Vote via the Internet and view the Annual Report and Proxy Statement by following the directions at our Internet address:
   http://www.proxyvoting.com/ahp

                                     OR

2. CALL TOLL-FREE 1-800-840-1208 24 hours a day, 7 days a week on a touch tone telephone and follow the instructions. (Available to Stockholders in the United States, Canada and Puerto Rico).

                                     OR

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. Properly executed proxies will be voted in the manner directed by the stockholder. If no direction is given, this proxy will be voted
   FOR Items 1 and 2.

                                  PLEASE VOTE

                               Optional Secret Proxy [ ]   Please mark      [X]
                                                           your votes as
                                                           indicated in
                                                           this example

 THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND YOU VOTE "FOR" ITEMS 1 AND 2.

Item 1 - ELECTION OF DIRECTORS:

    FOR                    WITHHOLD
all nominees               AUTHORITY
                     to vote for all nominees
   [ ]                         [ ]

Nominees: 01 C.L. Alexander, Jr., 02 F.A. Bennack, Jr., 03 R.L. Carrion,
04 R. Essner, 05 J.D. Feerick, 06 J.P. Mascotte, 07 M.L. Polan,
08 I.G. Seidenberg, 09 W.V. Shipley, 10 J.R. Stafford and 11 J.R. Torell III

WITHHELD FOR: (Write that nominee's name in the space provided below):

-----------------------------------------------------------------------

Item 2 - APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS   FOR  AGAINST ABSTAIN
                                                         [ ]    [ ]    [ ]

"By checking the box to the right, I consent to future access of       [ ]
the Annual Report, Proxy Statements, prospectuses and other communications electronically via the Internet. I understand that the Corporation may no longer distribute printed materials to me for any future stockholder meeting until such consent is revoked.
I understand that I may revoke this consent at any time by contacting the Corporation's transfer agent, Mellon Investor
Services, Ridgefield Park, NJ and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility."

                                         I plan to attend the meeting  [ ]

Signature ____________________ Signature ________________________ Date________

Note: Please sign exactly as the name appears above. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                           FOLD AND DETACH HERE

                 Vote via the Internet or Telephone or Mail
                        24 Hours a Day, 7 Days a Week

      Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

                                 Internet
                       http://www.proxyvoting.com/ahp

Use the Internet to view the Annual Report, Proxy Statement and vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

                                    OR

                                Telephone
                              1-800-840-1208
Use a touch-tone telephone in the U.S., Canada or Puerto Rico to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

                                     OR

                                    Mail
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

           If you vote your proxy via the Internet or by telephone, you should NOT mail your proxy card.

         You can view the Annual Report and Proxy Statement by visiting
          http://www.proxyvoting.com/ahp. If you wish to access future
       Annual Reports and Proxy Statements electronically via the Internet, please provide your consent with your proxy vote.

[Internet Website Proxy Voting Form]


[AHP LOGO]                                  [MELLON LOGO]
AMERICAN HOME PRODUCTS                      Mellon Investor Services
CORPORATION                                 A Mellon Financial Company

Enter your 11-digit control number located on the Proxy Form:

[               ]  - Click Here to Begin -

Do not enter any spaces.

[AHP LOGO]                                  [MELLON LOGO]
AMERICAN HOME PRODUCTS                      Mellon Investor Services
CORPORATION                                 A Mellon Financial Company

Your Internet vote authorizes the Proxies to vote your shares in the same manner as if you marked, signed, and returned your Proxy Card.

Before you vote, if you would like to review the Annual Report and Proxy Statement - - Click Here -
Return by simply closing the newly opened browser window.



   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MANAGEMENT.

The undersigned hereby appoints JOHN R. STAFFORD, LOUIS L. HOYNES, JR. and EILEEN M. LACH and each of them proxies with power of substitution, to represent and to vote, as designated by this proxy, on behalf of the undersigned at the Annual Meeting of Stockholders of the Corporation to be held on April 26, 2001 and at any adjournment thereof on each of the following matters, as set forth in the Proxy Statement, and upon such other matters properly coming before the meeting.

     1. Election of Directors.

     2. Appointment of Independent Public Accountants.

   The Board of Directors and Management recommend a vote FOR Items 1 and 2.

    - Vote as the Board of Directors and Management Recommend -

               - Vote Individually On Each Item -

[AHP LOGO]                                  [MELLON LOGO]
AMERICAN HOME PRODUCTS                      Mellon Investor Services
CORPORATION                                 A Mellon Financial Company

                  I Vote As The Board and Management Recommend

 PLEASE RESPOND TO THE QUESTIONS BELOW. THEN SCROLL TO THE END OF THE PAGE TO
                               REGISTER YOUR VOTE.

Yes [ ] No [ ] Are you planning to attend the Annual Meeting?

Yes [ ] No [ ] I consent to future access of the Annual Report, Proxy Statements, prospectuses and other communications electronically via the Internet. I understand that the Corporation may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke this consent at any time by contacting the Corporation's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.


[ ] Optional Secret Proxy

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or at any adjournment thereof.

                      - Click Here to Register Your Vote -

[AHP LOGO]                                  [MELLON LOGO]
AMERICAN HOME PRODUCTS                      Mellon Investor Services
CORPORATION                                 A Mellon Financial Company

            To Vote Separately On Each Item - Check The Boxes Below:

The Board and Management recommend a vote FOR Items 1 and 2.

ITEM 1 ELECTION OF DIRECTORS

FOR ALL [ ]      WITHHOLD ALL [ ]      FOR ALL EXCEPT [ ]

                                                 [ ] 01 C.L. Alexander, Jr.

                                                 [ ] 02 F.A. Bennack, Jr.

                                                 [ ] 03 R.L. Carrion

                                                 [ ] 04 R. Essner

                                                 [ ] 05 J.D. Feerick

                                                 [ ] 06 J.P. Mascotte

                                                 [ ] 07 M.L. Polan

                                                 [ ] 08 I. G. Seidenberg

                                                 [ ] 09  W.V. Shipley

                                                 [ ] 10 J.R. Stafford

                                                 [ ] 11  J.R. Torell


ITEM 2 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

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